UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NURAN WIRELESS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2150 Cyrille-Duquet Street, Suite 100

Quebec, Quebec, G1N 2G3, Canada
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be so registered

Common Shares, without par value	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed to change the registration of the common shares, without par value (the “Common Shares”) of Nuran Wireless Inc. (the “Registrant”), from Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to Section 12(b) under the Exchange Act in connection with the Registrant’s listing of the Common Shares on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”). The Common Shares are currently registered under Section 12(g) of the Exchange Act and currently trade on the Canadian Securities Exchange under the symbol “NUR”, are quoted for trading in the United States on the OTCQB Venture Market under the symbol “NRRWF” and are listed on the Frankfurt Stock Exchange under the symbol “1RN”. Upon the effectiveness of the registration of the Common Shares under Section 12(b) of the Exchange Act, the registration of the Common Shares under Section 12(g) of the Exchange Act will be deemed terminated pursuant to Section 12(d) of the Exchange Act and Rule 12d1-1 thereunder.

The Registrant anticipates that the Common Shares will commence trading on Nasdaq on or about August 17, 2026 under the symbol “NUR”.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Common Shares of the Registrant.

The description of the Common Shares contained in the section entitled “Description of the Capital Structure” in Exhibit 99.86 to the Registrant’s Registration Statement on Form 40-F (File No. 000-56857) filed pursuant to Section 12(g) of the Exchange Act with the Securities and Exchange Commission on June 18, 2026, as may be amended from time to time (the “Registration Statement”), is hereby incorporated by reference herein.

The description of the Common Shares is further incorporated by reference to the Company’s articles and other documents filed as exhibits to the Company’s Form 40-F and subsequent reports furnished or filed with the SEC.

Corporate Governance

The Registrant is incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”) and its Common Shares are listed and posted for trading on the Canadian Securities Exchange (the “CSE”), based in Canada. As such, the Registrant is a “reporting issuer” under applicable Canadian securities laws. As a Canadian, CSE-listed “reporting issuer,” the Registrant’s home country requirements with respect to corporate governance standards and practices include certain instruments prescribed by the applicable Canadian securities regulators, including the Canadian Securities Administrators (“CSA”), as well as applicable CSE policies. Specifically, the applicable framework includes: (i) National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) of the CSA, (ii) National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”), (iii) National Instrument 52-110 – Audit Committees (“NI 52-110”) of the CSA, and (iv) CSE Policy 4 – Corporate Governance, Security Holder Approvals and Miscellaneous Provisions (“CSE Policy 4”). Notwithstanding the Registrant’s reliance on home country practice, the Registrant complies with, and will continue to comply with, those Nasdaq requirements from which a foreign private issuer may not be exempt, including Rule 5605(c)(3) (audit committee composition and responsibilities), Rule 10A-3 under the Exchange Act, Rule 5640 (voting rights) and the notification requirements of Rule 5625.

The Registrant is incorporated under the Business Corporations Act (British Columbia) and its Common Shares are listed and posted for trading on the Canadian Securities Exchange (the “CSE”), based in Canada. As such, the Registrant is a “reporting issuer” under applicable Canadian securities laws. As a Canadian, CSE-listed “reporting issuer,” the Registrant’s home country requirements with respect to corporate governance standards and practices include certain instruments prescribed by the applicable Canadian securities regulators, including the Canadian Securities Administrators (“CSA”), as well as applicable CSE policies. Specifically, the applicable framework includes: (i) National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) of the CSA, (ii) National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”), (iii) National Instrument 52-110 – Audit Committees (“NI 52-110”) of the CSA, and (iv) CSE Policy 4 – Corporate Governance, Security Holder Approvals and Miscellaneous Provisions (“CSE Policy 4”).

Meeting of Board of Directors: Rule 5605(b)(2) requires that “Independent Directors” (as defined by Nasdaq) must have regularly scheduled meetings at which only such “Independent Directors” are present. There is no home country requirement to have, and the Registrant does not have, mandated regularly scheduled meetings of its independent directors. NP 58-201 recommends, but does not require, that independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. The Registrant’s independent directors may hold meetings without management present as deemed necessary from time to time.

Majority Independent Board: Rule 5605(b)(1) requires that a majority of the board of directors be Independent Directors. Neither the BCBCA nor CSE Policy 4 prescribes a minimum number or percentage of independent or unrelated directors; CSE Policy 4 expressly provides that a requirement to have a specified number or percentage of outside or unrelated directors may not be suitable for all listed issuers, and NP 58-201 provides only non-binding guidance that a board should have a majority of independent directors.

Content of Audit Committee Charter: Rule 5605(c)(1) requires that the formal written audit committee charter of an issuer specifies that the audit committee receive a formal written statement delineating all relationships between the auditor and the Registrant, actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and take, or recommend that the full board take, appropriate action to oversee the independence of the outside auditor. The home country requirements under NI 52-110 and CSE Policy 4 address the responsibilities of the audit committee with respect to oversight of the external auditors and their independence. In particular, NI 52-110 requires the audit committee to oversee the work of the external auditors and recommend to the board the nomination and compensation of the external auditors. CSE Policy 4 also endorses the audit committee standards under NI 52-110.

Audit Committee Composition: Rule 5605(c)(2)(A) requires that the audit committee have at least three members, each of whom must be independent, and that at least one member have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background resulting in financial sophistication. As Rule 5615(a)(3) does not permit a foreign private issuer to follow home country practice in lieu of the audit committee requirements of Rule 5605(c)(3) or the independence requirement of Rule 5605(c)(2)(A)(ii), the Registrant complies with those requirements and with Rule 10A-3 under the Exchange Act. The Registrant’s Audit Committee consists of three directors, each of whom is independent and financially literate within the meaning of NI 52-110. The only difference from Nasdaq practice is that, under NI 52-110, a member must be financially literate (or become financially literate within a reasonable period following appointment) rather than “financially sophisticated” as contemplated by Rule 5605(c)(2)(A), and there is no home country requirement for the Registrant to certify to that effect. CSE Policy 4 does not prescribe additional audit committee composition requirements beyond applicable corporate law and NI 52-110, but strongly encourages the selection of independent directors as audit committee members and that the chair of the audit committee be an independent director.

Content of Compensation Committee Charter: Rule 5605(d)(1) requires that the formal written compensation committee charter of an issuer specify that the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser only after considering the factors enumerated in Rule 5605(d)(3)(D). The Canadian home country requirements are less prescriptive. NP 58-201 provides non-binding guidelines regarding compensation practices, and CSE Policy 4 provides that the Board is responsible for executive compensation and that Board committees should have written charters approved by the Board. The Registrant’s Compensation Committee Charter provides that the Committee has authority to retain, at the Registrant’s expense, independent legal, financial and other advisors, consultants and experts to assist the Committee in fulfilling its duties and responsibilities and does not require the Committee to first consider the factors enumerated in Rule 5605(d)(3)(D).

Compensation Committee Composition: Under Rule 5605(d)(2), subject to limited exceptions, the compensation committee must be composed of at least two members, each of whom must be an independent director. The Canadian home country requirements do not impose an equivalent requirement for a compensation committee of a particular size or composition. NP 58-201 provides non-binding guidelines regarding compensation committees, including that a compensation committee should be comprised entirely of independent directors, and CSE Policy 4 does not prescribe a compensation committee. The Registrant’s Compensation Committee Charter provides that the Committee consists of at least three directors, that the Chair of the Committee must be an independent director and that a majority (rather than all) of its members must meet the criteria for independence established by applicable laws and the rules of the stock exchanges on which the Registrant’s securities are listed. The Registrant follows its home country practice in this regard because it believes that, given the size of its Board and the desirability of retaining directors with direct familiarity with the Registrant’s business and operations in its markets, a majority-independent committee is appropriate to its nature and circumstances, consistent with the principle in CSE Policy 4 that each listed issuer should develop a governance structure appropriate to its nature and circumstances.

Nomination Committee Composition: Under Rule 5605(e), director nominees must either be selected, or recommended for the Board of Directors’ selection, either by (i) Independent Directors constituting a majority of the Board’s independent directors in a vote in which only Independent Directors participate, or (ii) a nominees committee comprised solely of Independent Directors. The Registrant does not maintain a separate nominating or nomination committee. Under its Canadian home country governance framework, including NI 58-101, NP 58-201 and CSE Policy 4, the Registrant is not required to maintain a separate nominating committee. CSE Policy 4 provides that each Listed Issuer should develop a governance structure appropriate to its nature and circumstances and does not prescribe a separate nominating committee. Accordingly, director nominations are considered and determined by the Registrant’s Board of Directors in accordance with the Registrant’s articles and applicable Canadian corporate and securities laws and the requirements of the CSE. The Registrant therefore does not have a home country requirement equivalent to Nasdaq Rule 5605(e).

Shareholder Meeting Quorum Requirement: Rule 5620(c) provides that the minimum quorum requirement for a meeting of shareholders is 33 1/3% of the outstanding common voting shares. The Registrant follows the requirements under the BCBCA and its articles with respect to quorum requirements. Pursuant to Article 11.3 of the Registrant’s articles, the quorum for the transaction of business at a meeting of shareholders is one or more persons present and being, or representing by proxy, two or more shareholders entitled to attend and vote at the meeting, and pursuant to Article 11.4, if there is only one shareholder entitled to vote, the quorum is one person who is, or who represents by proxy, that shareholder. There is accordingly no minimum percentage of outstanding voting shares required to constitute a quorum.

Shareholder Approval Requirements: Rule 5635 requires shareholder approval for certain issuances of securities, including in connection with the acquisition of the stock or assets of another company, changes of control, equity compensation arrangements, and issuances of 20% or more of the outstanding common shares or voting power at a price less than the “Minimum Price” as defined in Rule 5635(d). The applicable Canadian home country requirements differ materially. CSE Policy 4 requires security holder approval for specified transactions, including certain related party transactions, transactions that would materially affect control of the Registrant, security based compensation arrangements, and acquisitions and dispositions above prescribed thresholds, subject to the exceptions in CSE Policy 4, but does not impose a requirement equivalent to Rule 5635(d) for issuances of 20% or more of the outstanding Common Shares or voting power at a price below a prescribed minimum price, nor an equivalent to the acquisition-related threshold in Rule 5635(a). The Registrant is also subject to applicable Canadian securities laws, including Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, which requires minority approval for certain related party transactions. Accordingly, the Registrant intends to follow its home country practice in lieu of Rule 5635.

Distribution of Annual and Interim Reports: Rule 5250(d) requires an issuer to distribute to shareholders copies of an annual report containing audited financial statements a reasonable period of time prior to its annual meeting, and to make interim reports available. The Registrant follows its home country practice, which permits an issuer to satisfy its continuous disclosure obligations by filing its annual and interim financial statements and related management’s discussion and analysis on SEDAR+ and delivering them only to those security holders who request them in accordance with National Instrument 51-102 – Continuous Disclosure Obligations. The Registrant’s annual and interim reports are also made available on the Registrant’s website and on the SEC’s EDGAR system.

Proxy Solicitation: Rule 5620(b) requires an issuer to solicit proxies for all meetings of shareholders. As a foreign private issuer, the Registrant is exempt from the proxy rules under Section 14 of the Exchange Act and follows its home country practice, under which it solicits proxies and delivers an information circular in accordance with National Instrument 51-102 and the BCBCA.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 14, 2026

NURAN WIRELESS INC.

By:	/s/ Francis Letourneau
Name: Francis Letourneau
Title: Chief Executive Officer